EXHIBIT No. 10.1

Banc of America Leasing & Capital, LLC	Lease Agreement	Lease Number 15258 - 11500

This Lease Agreement (this “Agreement”) dated as of May 10, 2005 between Banc of America Leasing & Capital, LLC (“Lessor”), a Delaware limited liability company having an office at One Financial Plaza, Providence, Rhode Island 02903, and Hub City Terminals, Inc. (“Lessee”), a Delaware corporation, having its chief executive office at 3050 Highland Parkway, Downers Grove, IL 60515.

1.     Lease Agreement; Schedules; Title. Subject to the terms and conditions hereof, Lessor shall lease to Lessee, and Lessee shall lease from Lessor, the items of personal property (collectively with all attachments and accessories thereto, the “Units”), title to which has been acquired by Lessor pursuant to the Purchase Contracts (as defined below), which Units subsequently shall be more specifically described in one or more schedules (each, a “Schedule”; each Schedule, together with this Agreement as it pertains thereto, a “Lease”) which incorporate by reference this Agreement. Immediately upon Lessor’s acquisition of title to any Unit, such Unit shall be subject to this Agreement. On or about the first day of the month following the date Lessor acquires title to any Unit (or such later date as Lessor and Lessee shall agree), and upon acceptance by Lessee of such Unit, Lessee shall execute and deliver the Schedule relating to the Unit, with all information required on the Schedule fully completed, identifying and accepting the Unit. Each Schedule (including the Interim Term relating thereto) shall constitute a separate and independent lease and contractual obligation of Lessee. Lessee hereby assigns to Lessor all of Lessee’s interest in any purchase orders, invoices or other contracts of sale (the “Purchase Contracts”) with respect to the Units provided that Lessor assumes no obligations under such agreements other than the obligation to pay for the Units if Lessee has complied with the terms of this Agreement. Lessee hereby conveys whatever right, title and interest it may have in the Units to the Lessor hereunder. Lessor shall acquire title to each Unit pursuant to the Purchase Contracts prior to such Unit entering the territorial waters of the United States of America or any state thereof.

2.     Term of Lease; Rentals. The lease term with respect to any Unit shall consist of an “Interim Term” (which shall be the period commencing on the date Lessor acquires title to such Unit and ending on the date the Schedule with respect to such Unit is executed) and a “Base Term” as specified in the Schedule covering such Unit. Lessee shall pay rent for the Interim Term (“Interim Rent”) at the times and in amounts equal to the interest payments payable by Lessee pursuant to the Progress Payment Agreement and shall pay rent for the Base Term (“Base Rent”) at the times and in the amounts as specified in the applicable Schedule. If title to any Unit reverts to the manufacturer, or if any Unit is replaced by the manufacturer, in each case pursuant to the Purchase Contracts, such Unit shall no longer be subject to this Agreement and Lessee shall have no obligations hereunder with respect to such Unit, subject to fulfillment of any obligations of Lessee under Section 5 of the Progress Payment Agreement.

3.     Net Lease; Disclaimer of Warranties. Each Lease is a net lease. All costs, expenses and other liabilities associated with the Units shall be borne solely by Lessee. Lessee’s obligation to pay rent and all other obligations under any Lease are absolute and unconditional, and not subject to any abatement, deferment, reduction, setoff, defense, counterclaim or recoupment for any reason whatsoever. No Lease shall terminate, except as expressly provided herein, nor shall the obligations of Lessee be affected, by reason of any defect or damage to, or any destruction, loss, theft, forfeiture, governmental requisition or obsolescence of any Unit, regardless of cause. Lessee acknowledges that Lessor is not a merchant or manufacturer, or agent of any such person, or engaged in the sale or distribution of the Units, and has not made, and does not hereby make, any representation or warranty as to merchantability, performance, condition, fitness or suitability for Lessee’s purposes of any of the Units, or make any other representation or warranty with respect to the Units. Lessor shall not be liable to Lessee for, nor shall Lessee’s obligations under any Lease be affected by, any loss, claim, liability, cost, damage or expense of any kind caused, or alleged to be caused, directly or indirectly, by any Unit, or by any inadequacy of the Unit for any purpose, or by any defect in, the use or maintenance of, any repairs, servicing or adjustments of, or any interruption or loss of service or use of, any Unit, or any loss of business, profits, consequential or other damage of any nature. Lessor hereby transfers and assigns to Lessee, to the extent allowable by law, for and during the lease term of each Schedule, a non-exclusive interest in the Unit warranties, if any, of the manufacturer, and hereby authorizes Lessee, when there exists no Event of Default, to enforce such warranties and to obtain at its own expense the customary services furnished by the manufacturer in connection with the Units.

4.     Use, Maintenance, Location. Lessee shall use, operate, protect and maintain the Units in good operating order, repair, condition and appearance in accordance with the standards of the Institute of International Container Lessors, ordinary wear and tear excepted, and in compliance with all applicable insurance policies, laws, ordinances, rules, regulations and manufacturer’s recommended procedures unless being diligently contested in good faith by appropriate proceedings which do not involve any material risk of forfeiture, loss or sale of any Unit or any risk of criminal liability or unindemnified civil liability on the Lessor, and shall maintain comprehensive records regarding the Units customary in Lessee’s commercial practice for equipment of the same type as the Units, and in accordance with industry standards. The Units shall be used solely for commercial or business purposes, and not for any consumer, personal, home, or family purpose, and shall not be abandoned. Lessee shall not, through modifications, alterations or otherwise, impair the value or originally intended function of any Unit without Lessor’s prior consent. Any replacement or substitution of parts, improvements, upgrades, or additions to the Units made by Lessee shall become and remain the property of Lessor and subject to the Lease, except that if no Event of Default exists, Lessee may at its expense remove improvements or additions provided by Lessee that can be readily removed without impairing the value and function of the Unit. If at any time required by applicable regulation, Lessor shall request that Lessee cause each Unit to be plainly marked to disclose Lessor’s ownership as specified by Lessor. Lessee shall not use any Unit outside the contiguous 48 States, except that Lessee shall be entitled to use the Units in Mexico and Canada provided that no Unit shall be outside of the U.S. for more than 120 days in any calendar year. Subject to the foregoing, the Units shall be used in interstate or foreign commerce. Lessee shall notify Lessor at least 30 days before changing the location of its chief executive office.

5.     Loss and Damage. Lessee assumes all risk of, and shall promptly notify Lessor of any occurrence of, any damage to or loss, theft, confiscation, or destruction of (together, “Casualty”) each Unit from any cause whatsoever from the date the Unit is delivered to and accepted by Lessee as evidenced by a Request for Advance with respect to such Unit under the Progress Payment Agreement entered into between Lessee and Lessor with respect to such Unit. If any Unit suffers a Casualty from the date of its acceptance by Lessee under the Request for Advance until the Acceptance Date (as defined in the applicable Schedule), Lessee shall pay Lessor any sum required to be paid under any Progress Payment Agreement entered into between Lessor and Lessee in relation to such Unit. If any Unit suffers a Casualty on or after its Acceptance Date, Lessee shall, if the Casualty is damage that is reparable, at its own expense promptly place the same in good repair, condition or working order, and, if the Unit is lost, stolen, confiscated, destroyed or damaged beyond repair (“Total Loss”), on the rent payment date following at least 30 days after such occurrence (or, if none, within 30 days) pay Lessor the Stipulated Loss Value (as defined in the applicable Schedule) for such rent payment date for such Unit, together with all other amounts owing under the Lease with respect to the Unit. Upon such payment, (a) the Lease of the Unit shall terminate and Lessor shall transfer title to such Unit to Lessee without recourse or warranty (except as to the absence of Lessor Liens) and (b) Lessee shall become entitled to proceeds of insurance maintained by Lessee in respect of such Unit. If less than all Units in the applicable Schedule suffer Total Loss, the remaining Base Rent under the Schedule shall be reduced on a pro rata basis as reasonably calculated by Lessor and notified to Lessee.

6.     Insurance. Lessee, at its own expense, shall keep each Unit insured against all risks for the value of the Unit, and in no event for less than the Stipulated Loss Value of the Unit, and shall maintain public liability insurance against such risks and for such amounts as further described in the applicable Schedule. All such insurance shall be in such form and with insurance companies having an A.M. Best rating of not less than “A-", shall specify Lessee as an insured and Lessor as an additional insured and shall provide that such insurance may not be canceled as to Lessor or altered in any way that would affect the interest of Lessor without at least 30 days’ prior written notice to Lessor (10 days’ in the case of nonpayment of premium). All insurance shall be primary, without right of contribution from any other insurance carried by Lessor, shall contain waiver of subrogation provisions satisfactory to Lessor, subject to the provisions of Section 5 of this Agreement, shall provide that all proceeds of property insurance payable by reason of loss or damage to the Units shall be payable solely to Lessor, unless Lessor otherwise agrees, and shall contain such other endorsements as are set forth in the applicable Schedule. Lessee shall provide Lessor with evidence satisfactory to Lessor of the required insurance upon the execution of any Schedule and promptly upon any renewal of any required policy.

7.     Indemnities. (a) General Indemnity. Lessee shall indemnify, on an after-tax basis, Lessor, its successors and assigns, and their respective officers, directors, employees, agents and affiliates (“Indemnified Persons”) against all claims, liabilities, losses and expenses whatsoever (except those directly and primarily caused by the Indemnified Person’s gross negligence, willful misconduct, any breach of any representation, warranty or covenant by any Indemnified Person contained herein or in any Related Agreement or any voluntary transfer by Lessor of its interest in the Units, this Agreement or any Lease except for any transfer of the Units required by the terms hereof), including reasonable attorneys’ fees ( “Attorney Costs”), in any way relating to or arising out of this Agreement, the Units or the Leases at any time, or the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction, return, or disposition of the Units, including such matters based in negligence and strict liability in tort, environmental liability, statutory liability, or infringement or Lessee’s breach of any representation, warranty or covenant contained herein or any other agreement related hereto.

(b)     General Tax Indemnity. Lessee shall pay or reimburse Lessor and its successors and assigns on demand for, and indemnify and hold Lessor harmless from, on an after-tax basis, all taxes, assessments, fees and other governmental charges paid or required to be paid by Lessor or Lessee in any way arising out of or related to the Units or the Leases, before, during or after the lease term (unless and until Lessee returns or purchases the Units pursuant to the Lease), including foreign, Federal, state, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts, excise, stamp and documentary taxes, and all related penalties, fines, additions to tax and interest charges (together, “Impositions”), provided, however, that Lessee shall not indemnify or be liable for (i) Impositions imposed on Lessor based on, or measured by, the net or gross income, capital, net worth, franchises, excess profits or conduct of business of Lessor (other than sales, use or property taxes); (ii) Impositions relating to any period after the Units have been either purchased from or returned to Lessor pursuant to the Lease, (iii) Impositions attributable to any voluntary transfer by Lessor of the Units or any interest in the Units or the Lease, or (iv) Impositions resulting from any breach by Lessor of any obligation under the Lease or any gross negligence or willful misconduct of Lessor. Except as expressly provided for hereinabove, Lessee shall timely pay any Imposition for which Lessee is primarily responsible under law , but Lessee shall have no obligation to pay any such Imposition that Lessee is contesting in good faith and by appropriate legal proceedings, the nonpayment of which does not, in the opinion of Lessor, result in a material risk of adverse effect on the title, property, use, disposition or other rights of Lessor with respect to the Units. Lessee shall furnish on Lessor’s request proof of payment of any Imposition paid by Lessee. Lessee shall file directly with all appropriate taxing authorities all declarations, returns, inventories and other documentation with respect to any personal property taxes due or to become due for which it is liable hereunder with respect to the Units and shall pay on or before the date when due all such personal property taxes assessed, billed or otherwise payable with respect to such Units directly to such taxing authorities. Lessor will take such actions as Lessee shall reasonably request (including, without limitation, providing properly completed reseller’s certificates and making such elections with respect to sales and use taxes as Lessee shall reasonably request), at Lessee’s expense, to minimize Lessee’s indemnity obligations hereunder, and shall pay to Lessee any refunds or tax savings received by Lessor and reasonably attributable to any Impositions for which Lessee shall have indemnified Lessor.

(c)     Special Tax Indemnity. (i) All references to “Lessor” in this Section 7(c) shall include (A) Lessor’s successors and permitted assigns, and (B) each member of the affiliated group of corporations, as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), of which Lessor or such successor or assign is at any time a member.

(ii)	Lessor and Lessee intend that Lessor shall be treated for Federal, state and local income tax purposes as the owner of the Units and shall be entitled to take into account in computing its income tax liabilities all items of income, deduction (including depreciation), credit, gain or loss relating to ownership of the Units as are provided to owners of similar equipment under the Code and applicable state and local tax laws as in effect on the Acceptance Date of such Units (collectively, the “Tax Benefits”).

    (iii) If due to any Lessee Act (A) Lessor loses, is delayed in claiming, is required to recapture (other than in connection with a sale of the Unit following the end of the lease term, provided Lessee is not then in default), is not allowed or does not claim as a result of a written opinion of Lessor tax counsel to the effect that Lessor’s claiming of such Tax Benefits probably would not be upheld by a court if the matter were litigated (that is, that the chances of a finding against Lessor are at least as great as the chances of a finding in favor of Lessor) all or any portion of any Tax Benefits, or (B) Lessor is required under Section 467 of the Code or otherwise to include in its gross income with respect to any Lease or Unit any amount at any time other than rentals and other amounts as and when accrued in accordance with the express terms of the Lease (together, “Tax Loss”), then, upon Lessor’s demand and at Lessor’s option, either: (x) all further rental payments with respect to such Unit, if any, shall be increased by an amount, or (y) Lessee shall pay to Lessor a lump sum amount, which shall in either case maintain the net economic after-tax yield, cash-flow and rate of return Lessor originally anticipated, based on an assumed combined Federal, state and local income tax rate for Lessor of 38.20% and other assumptions originally used by Lessor in evaluating the transaction and setting the rental therefor and the other terms thereof. Lessee shall also pay to Lessor on demand all interest, costs (including Attorney Costs), penalties and additions to tax associated with the Tax Loss. . “Lessee Act” means any act or failure to act by Lessee, any direct or indirect assignee or sublessee of Lessee or other user of any Unit, or affiliate of the foregoing, or breach of any representation, warranty or agreement by Lessee in any Lease, other than (1) the exercise of any purchase or renewal option under any Lease, or (2) the making of any non-severable improvement permitted by Revenue Procedure 79-48.

(iv)	Lessee shall be under no obligation to make a payment under the preceding paragraph (iii) relating to a Tax Loss to the extent that the Tax Loss: (A) is caused by Lessor’s failure to have sufficient taxable income to benefit from any Tax Benefits, or (B) results from any transfer by Lessor of the Units (except in connection with any disposition of the Units by Lessor made as a consequence of an Event of Default), or (C) results from any event which requires Lessee to pay Stipulated Loss Value. Lessor shall have no obligation to contest any Tax Loss, but agrees to consider in good faith any request by Lessee to contest any Tax Loss.

8.     Return; Extensions; Purchases. (a) Upon any termination or expiration of the lease term with respect to any Unit, Lessee shall, at its own expense, prepare and adequately protect the Unit for shipment and either surrender it to Lessor in place or, if instructed by Lessor, ship the Unit to Lessor, freight and insurance pre-paid, to Los Angeles, California, Chicago, Illinois or such other place agreed upon by Lessee and Lessor, in the condition required under Section 4 hereof and under the applicable Schedule, and able to be put into immediate service and to perform at manufacturer’s rated levels (if any), together with all related manuals, documents and records. Except as otherwise provided in any Schedule, if Lessee does not so surrender or return a Unit to Lessor, in addition to all other rights and remedies available, at Lessor’s election, such Unit shall continue to be subject to all the terms and conditions of the Lease, with rent and other charges continuing to accrue and be payable under the Lease with respect to such Unit until it is so surrendered or returned to Lessor, except that rent shall accrue, payable on demand, at the rate of 125% of the rate applicable in the last period for which Base Rent, or Renewal Rent, as applicable, was payable.

(b)     Except as set forth in the applicable Schedule, Lessee has no right to extend any Lease or purchase any Unit.

9.     Lessee Representations and Agreements. Lessee represents, warrants and agrees as follows: Lessee is duly organized and is in good standing in all jurisdictions where legally required in order to carry on its business, has duly authorized the execution, delivery and performance of this Agreement, each Schedule and all other documents contemplated hereby, which are, or upon signing, will be binding on Lessee, do not and will not contravene any other instrument or agreement to which Lessee is party and there is no pending litigation, tax claim, proceeding or dispute that may materially adversely affect Lessee’s financial condition or impair its ability to perform its obligation under the terms of this Agreement.

10.     Personal Property. The Units shall remain personal property at all times, notwithstanding the manner in which they may be attached or affixed to realty, and title shall at all times continue in Lessor. Lessee shall obtain and record such instruments and take such steps as may be necessary (a) to prevent any person from acquiring any right or lien in or on any Unit (other than mechanics, material men, laborers, employees or suppliers and similar liens arising in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by Lessee and do not involve any substantial danger of the sale, forfeiture or loss of such Unit or any interest therein (a “Permitted Lien”), whether by reason of such Unit being deemed to be attached to real or other property, or otherwise, and (b) to ensure Lessor’s right of access to and removal of the Unit, in accordance with the Lease.

11.     Default and Remedies. (a) Each of the following is an “Event of Default” hereunder and under any and all Leases then in effect: (1) Lessee fails to pay within five days of the day when due any installment of rent or within 5 business days of written notice from Lessor any other sum owing by Lessee under any Lease; (2) Lessee fails to maintain insurance in respect of any Unit as required herein, or sells, leases, subleases, assigns, conveys, encumbers or suffers to exist any lien or charge (other than Permitted Liens) against, any Unit without Lessor’s prior consent, or any Unit is subjected to levy, seizure or attachment; (3) Lessee fails to perform and comply with any other covenant or obligation under any Lease, or any progress payment, assignment, security or other agreement related to any Lease or Unit (together, “Related Agreements”) and, if curable, such failure continues for 30 days after written notice thereof by Lessor to Lessee, (4) any representation, warranty or other written statement made to Lessor in connection with this Agreement, any Lease, Related Agreement, or any guaranty, by Lessee or any person providing such guaranty (“Guarantor”), including financial statements, proves to have been incorrect in any material respect when made and remains material, provided, if curable, is not cured within 30 days of written notice thereof from Lessor to Lessee; (5) Lessee, without the prior written consent of Lessor, (x) enters into any merger or consolidation with, or sells or transfers all, substantially all or any substantial portion of its assets to, or enters into any partnership or joint venture other than in the ordinary course of business with, any entity, (y) dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence, or (z) enters into or suffers any transaction or series of transactions as a result of which Lessee is directly or indirectly controlled by persons or entities not affiliates of Lessee as of the date of this Agreement, except that, notwithstanding the foregoing, Lessee shall be permitted, without the consent of Lessor, to merge, consolidate, undergo a change of ownership, or transfer all, substantially all, or any substantial portion of its assets to any entity, provided the successor (or, in the case of asset transfer, transferee) entity (“Successor”): (A) has an unsecured debt rating of “BBB” or better as determined by Standard & Poor, or “Baa” or better as determined by Moody’s, (B) is an affiliate of Lessee as of the date of this Agreement, or (C) is an entity having: (X) a “Net Worth” (as defined hereinbelow) of not less than $175,000,000.00, and (Y) a “Cash Flow Leverage Ratio” (as defined hereinbelow) of not more than 3.5 to 1.0, in each case, so long as the Successor expressly agrees to assume all obligations of Lessee hereunder and Guarantor (or any successor thereto) executes and delivers such documents or agreements as Lessor may reasonably request to guaranty (or affirm its guaranty of) the obligations of Lessee or the Successor hereunder; provided, however, Guarantor shall not be permitted to transfer all, substantially all or any substantial portion of its assets unless either: (i) if fifty percent (50%) or less of Guarantor’s assets are transferred, Guarantor remains obligated under its guaranty and meets the qualifications set forth in either (A) or (C) hereinabove, or (ii) if more than fifty percent (50%) of Guarantor’s assets are transferred, the transferee thereof assumes the obligations of Guarantor under the guaranty and meets the qualifications set forth in (A) or (C) hereinabove; (6) Lessee undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the Bankruptcy Code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Lessee under any law for the relief of debtors, including proceedings under the Bankruptcy Code, or for the subjection of property of Lessee to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Lessee or not dismissed within 60 days from the date of filing; (8) any payment default or other event of default occurs under any other bilateral or multi-lateral lease, or credit, or other agreement or instrument to which Lessee and Lessor or any affiliate of Lessor are now or hereafter party; (9) any payment default or other event of default occurs under any other lease, or credit, or other agreement or instrument or any combination thereof to which Lessee is now or hereafter party and under which there is outstanding (on a present value basis for all future rent, in the case of leases), owing or committed an aggregate amount greater than $5,000,000.00; (10) the repudiation of or breach or default under any guaranty relating to any Lease; or (11) the occurrence of any event described in clauses (5), (6), (7), (8) or (9) of this Section with reference to “any Guarantor” in lieu of “Lessee” (except as such application to Guarantor is expressly modified hereinabove).

Definitions: For purposes of the foregoing, the following terms shall have the meanings set forth as follows (defined terms used and not defined shall have the meanings ascribed to them under GAAP):

“Net Worth” means, at any time the same is to be determined, the total shareholders’ equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, but excluding minority interest in subsidiaries) which would appear on the balance sheet of the Successor determined on a consolidated basis in accordance with GAAP.

“Cash Flow Leverage Ratio” means, as of any date the same is to be determined, the ratio of (a) Total Funded Debt as of such date to (b) EBITDA for the four consecutive fiscal quarters of the Successor ending on such date or, if none so ended, most recently completed prior to such date.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) taxes (including federal, state and local income taxes) of the Successor for such period, plus (iii) all amounts properly charged for depreciation and amortization during such period on the books of the Successor.

“Indebtedness for Borrowed Money” means for any person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all indebtedness secured by any lien upon property of such person, whether or not such person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such person, and (v) all obligations of such person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Net Income” means, with reference to any period, the net income (or net loss) of the Successor for such period as computed on a consolidated basis in accordance with GAAP, but excluding (i) any net-of-tax impairment charges for goodwill writedowns and (ii) up to an aggregate amount of $4,000,000 of charges arising from the sale or other disposition of any subsidiary after the date hereof.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Successor at such time, plus (without duplication) all Indebtedness for Borrowed Money of any other person which is directly or indirectly guarantied by any member of the Successor or which any member of the Successor has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any member of the Successor has otherwise assured a creditor against loss. In any determination of Total Funded Debt, in the event the holder’s right of recovery on any guaranty or similar obligation owed to such holder is limited in writing, the holder’s right of recovery on, the Total Funded Debt attributable to such guaranty or other instrument shall be the amount to which liability thereon has been so limited.

(b)     Upon the occurrence of an Event of Default and in addition to all other rights and remedies provided herein or under law, all of which rights and remedies are cumulative and not exclusive, Lessor may: (i) proceed by appropriate court action or actions, either at law or in equity, to enforce performance by Lessee of the applicable covenants under any or all Leases, or (ii) terminate any and all Leases, repossess the Units, and recover direct, and other actual damages for the breach thereof and, at its election, dispose of the Units by lease, sale or otherwise, and pursue any and all other remedies provided upon breach of personal property leases under the Uniform Commercial Code of the state specified in Section 16(k) of this Agreement (whether or not otherwise applicable) or as provided by other applicable law. Lessor may recover all Attorney Costs. To determine any present value quantity for purposes of this Section, the applicable discount rate shall be the then-current bond-equivalent yield per annum for United States Government Treasury obligations of maturity corresponding to the weighted average life, rounded to the second decimal place, of the discounted payment stream (or, if no maturity exactly corresponds to such rounded weighted average life, the discount rate shall be interpolated from the yields of the two most closely corresponding published maturities). In the alternative, at its election, Lessor may enforce as liquidated damages and not as a penalty, payment of an amount equal to all accrued and unpaid rent plus the Stipulated Loss Value of any and all Units and upon such payment the Lease of the Unit shall terminate and Lessor shall transfer title to such Unit to Lessee without recourse or warranty (except as to absence of Lessor Liens).

(c)     The exercise or partial exercise of, or failure to exercise, any remedy shall not restrict Lessor from further exercise of that remedy or any other remedy otherwise available.

12.     Assignment, Etc. (a) Lessor (and any subsequent assignee) may assign or transfer any or all of Lessor’s interest in any Lease, Unit or the rentals therefrom without notice to Lessee unless Lessor thereupon ceases to administer the Lease, in which case Lessor shall provide prior written notice to Lessee. Lessee further agrees that (i) no such assignee shall be required to assume any of the obligations of Lessor under any Lease except the obligation in respect of the application of any insurance monies received by such assignee as provided above, and the obligation of non-interference as provided below, and (ii) any assignee expressly assuming the obligations of Lessor shall thereupon be responsible for Lessor’s duties under the applicable Lease accruing after any such assignment and Lessor shall be released from such duties. Lessor may disclose to any potential or actual assignee or transferee any information regarding Lessee, any Guarantor and their affiliates; provided, however, without the consent of Lessor, Lessee may assign all or any part of its rights under any Lease to any affiliate of Lessee so long as such assignee expressly agrees to assume all obligations of Lessee under such Lease and any Guarantor executes and delivers such documents or agreements as Lessor may reasonably request to affirm its guaranty of the obligations of such assignee under such Lease.

(b)     Except as permitted in Section 11(a)(5) hereinabove, Lessee shall not assign, pledge, hypothecate or in any way dispose of all or any part of its rights or obligations under any Lease, or enter into any sublease of any Unit, without Lessor’s prior written consent.

13.     Financial and Other Data. (a) During the term of any Lease, Lessee shall cause Guarantor to (i) maintain books and records in accordance with generally accepted accounting principles (“GAAP”) and prudent business practice, (ii) promptly and in no event later than 120 days after each fiscal year end furnish Lessor annual audited consolidated financial statements of Guarantor, prepared in accordance with GAAP consistently applied, , and (iii) at Lessor’s request, furnish Lessor all other financial information and reports reasonably requested by Lessor at any time, including quarterly or other interim consolidated financial statements of Guarantor. Lessee shall cause Guarantor to furnish such other information as Lessor may reasonably request at any time concerning Guarantor and its affairs, or any Unit. Lessee shall promptly notify Lessor of any Event of Default or event or circumstance which, with notice, lapse of time or both, would be an Event of Default.

(b)     Lessee represents and warrants that all information furnished and to be furnished by Guarantor to Lessor is accurate in all material respects, and that all financial statements Guarantor has furnished and hereafter may furnish to Lessor reasonably reflect in all material respects and will reflect, as of their respective dates, results of the operations and the financial condition of Guarantor or any other entity they purport to cover.

(c)     Credit and other information regarding Lessee, Guarantor or their affiliates may be shared by Lessor with its affiliates and agents.

14.     Inspection; Non-Interference. (a) Lessor, its agents and employees shall have the right, following reasonable prior written notice and during normal business hours, to enter any property owned or leased by Lessee where any Unit is located and inspect any Unit, together with its related books and records. Any such inspection shall conform to Lessee’s customary health and safety standards and not unreasonably interfere with Lessee’s normal business operations. Such right shall not impose any obligation on Lessor.

(b)

So long as no Event of Default exists, Lessor shall not and each direct or indirect assignee or transferee of Lessor agrees that it shall not, interfere with the rights of use and quiet enjoyment of the Units by Lessee.

(c)

Lessor will promptly remove any lien, interest or encumbrance on the Units incurred by or against Lessor or any of its affiliates and not arising out of the transactions contemplated herein or in any Schedule or Related Agreement (“Lessor Liens”).

15.     Other Charges; Application. If Lessee fails to pay within fifteen days of the date due any amount of regularly scheduled Interim Rent or Base Rent, Lessee shall pay a late charge equal to two percent (2%) of the amount not timely paid, except that late charges shall not apply for so long as Lessee makes payment of Rent by ACH. Lessee shall pay interest at the per annum rate equal to the lesser of (a) 10% or (b) the highest rate permitted by applicable law (“Default Rate”) on (i) any sum other than regularly scheduled Interim Rent and Base Rent owing under any Lease and not paid when due, and (ii) any amount required to be paid upon termination of any Lease under Section 11 hereof. Payments received under any Lease will be applied, first, to interest, fees and other amounts owing, other than Interim Rent or Base Rent, then to Interim Rent or Base Rent, in order of Acceptance Date.

16.     Early Termination. In the event Lessor withholds its consent to any merger, consolidation, sale of assets or change of ownership with respect to Lessee or Guarantor not expressly permitted in Section 11(a)(5) hereinabove, Lessee shall be permitted to terminate all Leases hereunder by paying to Lessor all accrued and unpaid rent and other sums then due and owing with respect to the Units under all Leases, together the Stipulated Loss Value thereof, whereupon Lessor shall transfer title to the Units to Lessee without recourse or warranty (except as to the absence of Lessor Liens).

17.     Miscellaneous. (a) Each Lease is and is intended to be a lease of personal property for commercial and federal income tax purposes, and Lessee does not acquire any right, title or interest in or to the Units, except the right to use the same under the conditions of the applicable Lease. Lessee waives any right to assert any lien or security interest on the Units in Lessee’s possession or control for any reason.

(b)	Lessee’s indemnity and reimbursement obligations, including under Section 7, shall survive the termination or cancellation of any Lease or this Agreement.

(c)

At Lessor’s request, Lessee shall execute, deliver, file, and record such financing statements and other documents, agreements and instruments as Lessor shall deem necessary or advisable to protect Lessor’s interest in the Units and to effectuate the purposes of any Lease and the Related Agreements. Lessee hereby irrevocably appoints Lessor as Lessee’s agent and attorney-in-fact for Lessee, coupled with an interest, (i) to execute, deliver, file, or record any such item, and to take such action for Lessee and in Lessee’s name, place and stead, and (ii) to enforce claims relating to the Units against property damage insurers, vendors, and other persons, and to make, adjust, compromise, settle and receive payment under such claims; without any obligation to do so.

(d)	Time is of the essence.

(e)

The invalidity of any portion of this Agreement, any Schedule or Related Agreement shall not affect the force and effect of the remaining valid portions thereof. The term “including” is not limiting. The term “affiliate” includes any entity controlling, controlled by or under common control with the referent entity; “control” includes the ownership of 50% or more of the voting stock of any entity. The term “guaranty” includes any guaranty, surety instrument, indemnity, “keep-well” agreement or other instrument or arrangement providing third party credit support to Lessor relating to any Lease or Unit.

(f)

This Agreement, the Schedules, any approval letter by Lessor in relation hereto and any replacement or successor letter thereto (together, the “Approval Letter”) and the Related Agreements, constitute the entire agreement between the parties with respect to the leasing of the Units. Any amendment to such documents must be made in writing and signed by the parties hereto or thereto. Such documents may be executed in one or more counterparts. Where multiple counterpart originals of any Schedule exist, only the counterpart marked “Lessor’s Copy” shall be deemed chattel paper and evidence a monetary obligation of Lessee.

(g)

All demands, notices, requests, consents, waivers and other communications under this Agreement, any Lease, any Approval Letter or any Related Agreement shall be in writing and shall be deemed to have been duly given when received, personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, or when sent by facsimile transmission or electronic mail (with electronic confirmation of receipt), addressed to each party at the address, electronic mail address or fax number set forth below the signature of such party on the signature page, or at such other address or fax number as may hereafter be furnished in writing by such party to the other.

(h)

(i) To secure the payment and performance of its obligations under the Lease relating to such Unit and the repayment of any advances, with interest and fees, made by Lessor on account of the Unit, and (ii) as a separate grant of security, to secure the payment and performance of its obligations under all other Leases and all other lease, loan or other obligations owing by Lessee to Lessor, in each case, now existing or hereafter arising, Lessee hereby grants to Lessor a security interest in all of Lessee’s right, title and interest in and to each Unit, together with (A) all attachments, accessories and accessions to, substitutions and replacements for, and products of, the Unit, (B) all rights to chattel paper arising from the Unit, (C) all property damage insurance, warranty and other claims against third parties with respect to the Unit (including claims for rent upon any lease of the Unit), (D) all proceeds of any of the foregoing, including insurance proceeds, and (E) all books and records relating to the location and maintenance of the Unit, in each case, now existing or hereafter arising.

(i)

To the extent permitted by applicable law, this is a “finance lease” under Article 2A of the Uniform Commercial Code governing personal property leases. Lessee waives any right (i) to cancel or repudiate any Lease, (ii) to revoke acceptance of any Unit after the Acceptance Date for such Unit, and (iii) to recover from Lessor any incidental or consequential damages.

(j)

To the extent specified in any Approval Letter, Lessee shall reimburse Lessor upon demand for costs and expenses incurred by Lessor in connection with the execution and delivery of this Agreement and the other documents contemplated hereby. Lessee shall reimburse Lessor on demand for all costs and expenses, including Attorney Costs, incurred in connection with any amendment of any Lease or related document requested by Lessee, or any waiver.

(k)

This Agreement, each Schedule and (unless otherwise specified therein) the Related Agreements shall be governed by and construed according to the internal laws of the State of Illinois, to the non-exclusive jurisdiction of the courts of which, and the Federal courts located therein, the parties hereto submit.

(l)

Lessor and Lessee each waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter however arising out of or in any way connected with any Lease or the Units.

In Witness Whereof, Lessor and Lessee have executed this Agreement as of the date first above written.

Banc of America Leasing & Capital, LLC (Lessor)	Hub City Terminals, Inc.

By: /s/ Cheryl A. Vakourt	By: /s/ Thomas M. White
Printed Name: Cheryl A. Vakourt	Printed Name: Thomas M. White
Title: Vice President	Title: Senior Vice President Chief Financial Officer and Treasurer
Address: One Financial Plaza	Address: 3050 Highland Parkway
Providence, RI 02903	Downers Grove, IL 60515
Facsimile: (401) 278-7416	Facsimile: (630) 964-6475

Banc of America Leasing & Capital, LLC	Form of Schedule to Lease Agreement	Schedule Number 001

This Schedule (“Schedule”), dated as of          , between Banc of America Leasing & Capital, LLC (“Lessor”) and Hub City Terminals, Inc. (“Lessee”) is executed pursuant to Lease Agreement Number 15487 dated May 6, 2005, incorporated in this Schedule by this reference (the “Lease Agreement”). Unless otherwise defined in this Schedule, capitalized terms used in this Schedule have the respective meanings assigned to such terms in the Lease Agreement. If any provision of this Schedule conflicts with any provision of the Lease Agreement, the provisions contained in this Schedule shall prevail. Lessee hereby authorizes Lessor to insert the serial numbers and other identification data of the Units, dates, and other omitted factual matters or descriptions in this Schedule.

1.     Description of Units. The Units subject to this Schedule (“Units”), which have a cost to Lessor (“Lessor’s Cost”) in the aggregate of $         , inclusive of taxes, shipping, installation and other related expenses, if any (“Soft Costs”), are as follows:

Quantity	Description	Reporting Marks	Lessor's Cost (Including Soft Costs
Jindo 53' dry freight steel domestic containers
		Equipment Total: Payment Total:	$ $

2.     Acceptance. Lessee acknowledges and represents that the Units (a) have been delivered to, received and inspected by Lessee, (b) are in good operating order, repair, condition and appearance, (c) are of the manufacture, design and capacity selected by Lessee and are suitable for the purposes for which the Units are leased, and are acceptable and satisfactory to Lessee, (d) do not require any additions or modifications to make them suitable for use, other than ancillary modifications or additions normally made by lessees of similar assets, and are available for use and lease by Lessee and Lessor, and (e) have been irrevocably accepted as “Units” leased by Lessee under this Schedule as of the date written below (the “Acceptance Date”).

3.     Term. The term of the Lease for the Units is for a “Base Term” of eighty-four (84) months, beginning on the Acceptance Date (the “Base Date”).

4.     Rental. Base Rent shall be payable in arrears in twenty-eight (28) consecutive quarterly installments of $           each, or as set forth in the Schedule of Base Rent installments attached hereto, the first Base Rent installment being payable thirty (30) days following the Base Date and the remaining Base Rent installments being payable on the           day of each succeeding quarter.

5.     Stipulated Loss Value. After Lessor’s receipt of notice of the occurrence of any Total Loss or other relevant Event of Default relating to any Unit, Lessor shall calculate the Stipulated Loss Value for such Unit and give Lessee notice thereof. Such “Stipulated Loss Value”, as of any particular date, shall be the product obtained by multiplying the Lessor’s Cost for the Unit in question by the percentage, as set forth in the “Schedule of Stipulated Loss Values” attached as Annex I, specified opposite the rent installment number (or date) becoming due immediately after the date Lessee gives or is required to give Lessor notice requiring payment of the Stipulated Loss Value. If only a portion of the Units is affected by any event causing calculation of Stipulated Loss Value, and the cost of such portion cannot be readily determined from the Lessor’s Cost set forth above, then the Lessor’s Cost for such portion shall be as reasonably calculated pro rata by Lessor, and notified to Lessee.

6.     Tax Matters. Lessee represents, warrants and agrees that; (a) the Lessee and all direct or indirect assignees and sublessees of Lessee shall treat this Lease as a “true lease” for income tax purposes and will not claim any depreciation or other tax attributes associated with ownership of the Units; and (b) in any taxable year of Lessor, no more than 10% of the deductions or losses arising from this Lease will arise from sources without the United States under Section 863 of the Code.

7.     Further Representations and Agreements. Lessee represents, warrants and agrees as follows:

(a)     All representations and warranties of Lessee contained in the Lease Agreement are restated as of the Acceptance Date and are true and correct as of such date except to the extent such representations and warranties relate to a specific date, in which case such representation and warranties were true and correct as of such date.

(b)     There has been no material adverse change in the operations, business, properties or condition (financial or otherwise) (“Material Adverse Change”) of Lessee or any Guarantor since 3/31/2005. There is not pending against Lessee any litigation, proceeding, dispute or claim that, is reasonably likely to be adversely determined, the outcome of which would result in a Material Adverse Change as to Lessee or that may call into question or impair Lessee’s legal or other ability to enter into and perform its obligations under this Lease.

(c)     The operation and maintenance of any Unit in the ordinary course by Lessee do not require the entry into any software or other intellectual property rights agreement with any licensor or other person, except as disclosed to Lessor in writing prior to the Acceptance Date.

8.     Miscellaneous.

(a)     Extension; Purchase. In lieu of Lessee’s obligation to return the Units to Lessor upon expiry of the Base Term or any Renewal Term (except that Lessee may not renew the Lease beyond the second Renewal Term), Lessee may, if no Event of Default exists, and upon Lessee having provided to Lessor notice not less than 180 days prior to such expiry, irrevocably elect to:

(i)

renew and extend the term (the “Renewal Option”) for all, but not less than all, of the Units for not more than two consecutive one-year renewal terms (each, a “Renewal Term”) following the end of the Base Term. During a Renewal Term the Lease shall continue in full force and effect on the same terms, covenants and conditions set forth therein, provided, however, that the rent payable by Lessee during the first Renewal Term shall be a quarterly amount equal to __________ multiplied by the Lessor’s Cost, and the rent payable by Lessee during the second Renewal Term shall be a quarterly amount equal to ____________ multiplied by the Lessor’s Cost (the “Renewal Rents”). The Renewal Rents shall be payable quarterly in arrears by Lessee to Lessor on the ____ day of each quarter during the Renewal Term, or

(ii)

purchase all of Lessor’s right, title and interest in and to all, but not less than all, of the Units under this Schedule on an “as-is, where-is,” quitclaim basis without recourse or warranty except for the absence of Lessor Liens, for a purchase price equal to the then Fair Market Value of the Units. “Fair Market Value” shall mean an amount equal to the value of the Units that would be received in an arms-length transaction between an informed and willing buyer/user and an informed and willing seller under no compulsion to sell, as determined by mutual agreement of Lessor and Lessee or, failing such agreement, by two independent, qualified appraisers (one of whom selected by Lessee, and one selected by Lessor), If the two appraisers cannot agree, they shall select a third independent, qualified appraiser. The most disparate of the three appraisals shall be disregarded, and the average of the two remaining appraisals shall be binding upon the parties. The cost of such appraisals are to be borne by Lessee. Lessee shall pay Lessor the purchase price plus any applicable sales, transfer or related taxes on the expiration of the Base Term or the Renewal Term, as applicable, in immediately available funds.

If Lessee fails to provide notice of its election to either renew or purchase pursuant to clause (i) or (ii) above, respectively, at least 180 days before expiration of the Base Term or Renewal Term, as applicable, this Schedule and the Base Term shall, at the option of Lessor, renew for a period corresponding to the same number of days by which Lessee’s notice of election is late at the same rental as was most recently payable during the Base Term or Renewal Term, as applicable, or terminate upon expiration of the Base Term or Renewal Term, as applicable, in each case, subject to the Wind-Down Period and the other terms and conditions set forth in Annex II hereto notwithstanding anything to the contrary in the Lease Agreement. Lessee shall reimburse Lessor for all reasonable costs and expenses (including Attorney Costs) incurred in connection with any extension or purchase hereunder.

The Annexes I, II and III attached hereto are incorporated herein by this reference.

Banc of America Leasing & Capital, LLC	Hub City Terminals, Inc.

By:	By:
Printed Name:	Printed Name:
Title:	Title:
Acceptance Date: